Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	January 10, 2008
BUTLER NATIONAL CORPORATION COMPETITION IDENTIFIED IN DODGE CITY DESTINATION MANAGEMENT OPPORTUNITY

OLATHE, KANSAS, January 10, 2008, - Butler National Corporation (OTC Bulletin Board "BUKS") a recognized provider of professional management services in the gaming industry, announces that the Kansas Lottery has narrowed the competition for Management of a Destination Facility in Dodge City, Kansas that includes a casino to Butler National and another company.

On April 19, 2007, the State of Kansas enacted the Kansas Expanded Lottery Act. The Kansas Lottery established an initial deadline of September 29, 2007 for filing of the applications for a Management Contract to manage the Destination Facility and Casino. Butler National timely filed its proposal prior to September 29. The Lottery extended the deadline until December 26, 2007. Two competitors filed applications, one on December 26 and one on December 27, 2007.

At a special meeting on January 7, 2008, the five-member Kansas Lottery Commission unanimously denied a request for extension of the deadline for filing the proposals in the Southwest Gaming Zone (Ford County, Kansas) would not be extended. See the Kansas Lottery website: http://www.kslottery.com/ExpandedLotteryAct/ExpandedLotteryNews.

The effect of the ruling narrows the competition in Dodge City to one other potential applicant besides Butler National.

"We continue to appreciate the support and commitment of Dodge City and Ford County in moving forward with this tremendous opportunity for tourism, economic development and gaming. We believe that our management proposal offers the strongest tourist-drawing destination facility in the best interest of all Kansans." Commented Clark D. Stewart, President and Chief Executive Officer.

Our Business:

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Hawker Beechcraft business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

There is no assurance that the Kansas legislature will authorize expanded gaming in Kansas or that Butler National will be awarded a management opportunity for a state-owned gaming facility. Butler will work with Dodge City-Boot Hill to promote the opportunities in the legislative session and beyond in the best interest of Kansans.

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
Creative Options Communications
jdrewitz@comcast.net

Phone (214) 498-7775 Fax (913) 780-5088 Phone (830) 669-2466
For more information, please visit the Company web site: www.butlernational.com -End-